Exhibit 99.1

For Immediate Release

Triangle Petroleum Announces Results for the
Third Quarter of Fiscal Year 2009

CALGARY, ALBERTA - December 11, 2008 - Triangle Petroleum Corporation (the "Company" or "Triangle") (TSXV: TPE, OTCBB: TPLM) today reported financial and operational results for the third quarter of the fiscal year ended January 31, 2009. Unless otherwise noted, all references to "$" are to U.S. dollars. All references to "Cndn$" are to Canadian dollars (Cndn$1.00=US$0.80).

Financial Summary

The Company’s cash and cash equivalents totaled $17.3 million at October 31, 2008 compared to $23.5 million at July 2008. During the third quarter of fiscal 2008, cash used for exploration was $2.2 million mainly relating to drilling the first three wells in the second phase of the Windsor Basin project that began late in the second quarter of fiscal 2009, cash used in operating activities was $0.7 million mainly relating to general and administrative expense, and unrealized foreign exchange changes in cash was $2.8 million. Also subsequent to the quarter end, the Company sold a portion of its non-core Fayetteville Shale acreage for $0.3 million.

For the first nine months of fiscal 2009, the Company incurred a net loss of $16.2 million ($0.28 net loss per diluted share) compared with a net loss of $15.3 million ($0.44 net loss per diluted share) for the same nine month period in fiscal 2008. The net loss for the first nine months of fiscal 2009 includes an $8.0 million oil and gas impairment charge related to the Fayetteville land base ($8.5 million in the first nine months of fiscal 2008), $3.1 million in general and administrative expense ($5.3 million in the first nine months of fiscal 2008) and $2.4 million in foreign exchange losses ($0.6 million in the first nine months of fiscal 2008).  Revenue for the nine months ended October 31, 2008 totaled $0.3 million compared with $0.4 million in the same nine month period ending October 31, 2007. The Company sold its interest in two Barnett Shale wells in the second quarter of this fiscal year which resulted in lower production and revenue.

During the third quarter of fiscal 2008, the Company incurred an $8.0 million oil and gas impairment charge related to its Fayetteville land base, which the Company decided to sell in March 2008 as a result of Triangle's shift in focus from US to Canada. This impairment is due to reduced interest in land sales and reduced gas prices at October 31, 2008 attributable to the slowdown in the economy. Furthermore, the Company incurred a $2.4 million unrealized foreign exchange loss in the third quarter of fiscal 2008. This loss is due to the Company holding the majority of its cash in Cndn dollars, to fund its Cndn dollar based Maritimes shale projects, and the Cndn dollar weakened during the quarter against the US dollar from US$0.98/Cndn dollar to US$0.83/Cndn dollar.

For the third quarter of fiscal 2009, the Company incurred a net loss of $12.0 million ($0.18 net loss per diluted share) compared to a net loss of $6.0 million ($0.16 net loss per diluted share) for the third quarter of fiscal 2008. The increase in the loss in the third quarter of fiscal 2009 was primarily due to the $8.0 million oil and gas property impairment charge related to the Fayetteville land base compared with a $4.6 million oil and gas property impairment charge in the third quarter of fiscal 2008.  Also, higher unrealized foreign exchange losses of $2.4 million contributed to the increase in the loss.  Stock-based compensation expense, a component of general and administrative expenses, decreased $0.8 million compared to the third quarter of fiscal 2008.  Revenue for the third quarter of fiscal 2009 totaled $0.1 million compared with $0.2 million in the third quarter of fiscal 2008.

Triangle recently announced that its common shares commenced trading on the TSX Venture Exchange on December 5, 2008 under the symbol "TPE". Triangle's shares will continue to trade in the United States on the OTC Bulletin Board under the symbol "TPLM".  In connection with its application for listing on the TSX Venture Exchange, the Company filed a non-offering prospectus, which is available on SEDAR under the Company's profile.

Mark G. Gustafson, Triangle's Chairman, President and CEO, commented, "We are focusing our financial and human resources on our Maritimes shale gas project in Nova Scotia, our core area of operations.  With our current cash position of $17 million, we are determined to move forward with our exploration program. We will continue to search for ways to enhance our financial position through appropriate fundings and continued discussions with potential joint venture partners. ”

Operations Summary

In July 2008, Triangle started the second stage of the Windsor Block shale gas exploration program to test the gas content and productivity of the Horton Bluff shales in various locations across the Windsor Block, and also to evaluate potential overlying conventional oil and gas reservoirs.

The first vertical exploration well in this program, N-14-A, spud in mid July 2008 and cased in August 2008. N-14-A is located approximately eight kilometers (five miles) north of Triangle's two 2007 vertical test wells. N-14-A was drilled to a depth of 2,600 meters (8,500 feet). Log, core, and lab analysis indicates a potentially gas-bearing Horton Bluff shale and sand interval, approximately 1,000 meters (3,300 feet) thick.

The second vertical exploration well, O-61-C, spud in August 2008, and was cased in October 2008. This well is located approximately 22 kilometers (14 miles) west of from N-14-A, in a separate fault block. Total depth drilled was 2,960 meters (9,700 feet).  Logs indicate the presence of over 300 meters (1,000 feet) of shale within the Horton Bluff section as well as several potential tight sand intervals.

Triangle's third vertical exploration well, E-38-A, spud in late October 2008, and was cased in November 2008. The well is located in the Kennetcook area near N-14-A, but in a separate fault block. Total depth drilled was 1,700 meters (5,600 feet), and casing was run to 1,500 meters (4,900 feet). A shale section of approximately 1,000 meters (3,300 feet) is being evaluated for completion.

Completion operations commenced on the N-14-A well at the end of October 2008, with a four-stage perforation and fracture treatment taking place in early December 2008.  The completion consisted of a four-stage frac treatment across a 100 meter (330 foot) interval, each stage consisting of approximately 50 tonnes (110,000 pounds) per stage.

Completion operations on the other two wells drilled in this program are being evaluated by the technical teams at Triangle and its partners.  Operations will move forward on the basis of that technical evaluation, equipment availability, government approvals, and partner concurrence.

Conference Call Information

Triangle has scheduled a conference call to review third quarter fiscal 2009 results today at 11:00 a.m. eastern time. To participate in the conference call, callers in the United States and Canada can dial (866) 845-8624 and international callers can dial (706) 634-0487. The Conference I.D. for all callers is 77280030.

The call will be available for replay beginning two hours after the call is completed through midnight of December 15, 2008. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 77280030.

About Triangle Petroleum Corporation

Triangle is an exploration company focused on emerging Canadian shale gas projects covering 584,000 gross acres in the Maritimes Basin in Nova Scotia and New Brunswick through Elmworth Energy Corporation, its Calgary based operating subsidiary. Triangle’s common shares trade on the TSX Venture Exchange under the symbol TPE and on the OTC Bulletin Board under the symbol TPLM.

For more information please visit www.trianglepetroleum.com.

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

The financial statements referred to in this press release have been prepared in accordance with U.S. generally accepted accounting principles, which differ in certain material respects from Canadian generally accepted accounting principles.  The Company has not prepared, nor is it required to prepare, a reconciliation of its financial statements to Canadian generally accepted accounting principles.

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company's proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission and on SEDAR.

Triangle Petroleum Corporation
Consolidated Statements of Operations
(Expressed in U.S. dollars)
(Unaudited)

	Three Months Ended October 31,	Three Months Ended October 31,	Nine Months Ended October 31,	Nine Months Ended October 31,
	2008	2007	2008	2007
	$	$	$	$

Revenue, net of royalties	54,500	191,632	314,450	384,859

Operating Expenses

Oil and gas production	29,718	146,396	93,099	220,199
Depletion, depreciation and accretion	52,735	151,327	146,302	391,884
Depreciation – property and equipment	10,368	9,178	30,115	30,792
General and administrative	847,022	1,717,907	3,190,427	5,252,439
Impairment of oil and gas properties	8,000,000	4,604,726	8,000,000	8,496,129
Gain on sale of assets	-	-	(10,705)	-
Foreign exchange loss	2,429,433	467,707	2,454,022	627,454

	11,369,276	7,097,241	13,903,260	15,018,897

Loss from Operations	(11,314,776)	(6,905,609)	(13,588,810)	(14,634,038)

Other Income (Expenses)

Accretion of discounts on convertible debentures	(602,277)	(1,704,802)	(2,608,681)	(6,313,336)
Amortization of debt issue costs	-	(109,584)	(182,637)	(340,937)
Loss on debt extinguishment	-	-	(160,662)	-
Interest expense	(189,041)	(317,671)	(654,371)	(1,006,419)
Interest income	127,681	147,416	209,911	543,082
Unrealized gain on fair value of derivatives	-	2,926,091	793,589	6,481,505

Total Other Income (Expenses)	(663,637)	941,450	(2,602,851)	(636,105)

Net Loss for the Period	(11,978,413)	(5,964,159)	(16,191,661)	(15,270,143)

Net Loss Per Share – Basic and Diluted	(0.18)	(0.16)	(0.28)	(0.44)

Weighted Average Number of Shares Outstanding – Basic and Diluted	67,426,000	37,345,000	58,592,000	34,699,000

Triangle Petroleum Corporation
Consolidated Balance Sheets
(Expressed in U.S. dollars)
(Unaudited)
	October 31, 2008 $	January 31, 2008 $
ASSETS

Current Assets

Cash and cash equivalents	17,278,404	4,581,589
Prepaid expenses	408,080	797,307
Other receivables	822,843	1,689,391

Total Current Assets	18,509,327	7,068,287

Debt Issue Costs, net	-	465,833

Property and Equipment	45,796	66,121

Oil and Gas Properties	16,974,672	24,978,949

Total Assets	35,529,795	32,579,190

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	2,505,971	3,533,833
Accrued interest on convertible debentures	2,106,163	2,751,096
Accrued liabilities	707,608	420,384
Derivative liabilities	-	3,262,846
Convertible debentures less unamortized discount of $1,435,650 and $1,321,869, respectively	8,564,350	4,778,271

Total Current Liabilities	13,884,092	14,746,430

Asset Retirement Obligations	852,935	1,003,353

Convertible Debentures, less unamortized discount of $nil and $3,229,279, respectively	-	6,770,721

Total Liabilities	14,737,027	22,520,504

Stockholders’ Equity

Common Stock
Authorized: 100,000,000 shares, par value $0.00001 Issued: 67,426,043 shares (2008 – 46,794,530 shares)	674	468

Additional Paid-In Capital	80,540,714	57,852,277

Warrants	4,237,100	-

Deficit	(63,985,720)	(47,794,059)

Total Stockholders’ Equity	20,792,768	10,058,686

Total Liabilities and Stockholders’ Equity	35,529,795	32,579,190